Exhibit 99.9

[Merrill Lynch, Pierce, Fenner & Smith Incorporated Letterhead]

Global Markets and Investment Banking

4 World Financial Center

New York, New York 10080

Board of Directors

FPL Group, Inc.

700 Universe Blvd.

P.O. Box 14000

Juno Beach, FL 33408-0420

We hereby consent to the use of our opinion letter, dated December 18, 2005, to the Board of Directors of FPL Group, Inc. (“FPL Group”) included as Annex D to the Joint Proxy Statement/Prospectus of FPL Group and Constellation Energy Group, Inc. (“Constellation”) which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 filed by Constellation, and to the references to such opinion and to Merrill Lynch, Pierce, Fenner & Smith Incorporated in the Joint Proxy Statement/Prospectus under the captions “SUMMARY OF THE PROPOSED MERGER—Opinions of FPL Group’s Financial Advisors,” “THE PROPOSED MERGER—Background of the Merger,” “THE PROPOSED MERGER—FPL Group’s Reasons for the Merger; Recommendation of the FPL Group Board of Directors” and “THE PROPOSED MERGER—Opinions of FPL Group’s Financial Advisors.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By: /s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

August 28, 2006